Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 16, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standards No. 123(R) in 2006), accompanying the consolidated financial statements and schedule and our report on management’s assessment of the effectiveness of internal control over financial reporting in the Annual Report of Dynamics Research Corporation on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Dynamics Research Corporation on Forms S-8 (File No. 333-109973, effective October, 24, 2003, File No. 333-59706, effective April 27, 2001, File No. 333-47838, effective October 12, 2000, File No. 333-02805, effective April 24, 1996 and File No. 333-68548, effective September 9, 1993).
/s/ Grant Thornton LLP
Boston, MA
March 16, 2007